Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports First Quarter 2010 Financial Results
Monday, April 26, 2010 4:30 pm EDT

Company Reports 35% Sequential Revenue Growth and Increased Profitability

HAYWARD, Calif., April 26, 2010 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the first quarter of fiscal year 2010 ended April 2, 2010.  Revenue for the first quarter was $98.5 million, an increase of 35% from the fourth quarter 2009 and an increase of 340% from the same period a year ago.  Gross margin for the first quarter was 12.6%, compared to 11.6% for the fourth quarter 2009 and (12.8)% for the same period a year ago. The company recorded net income of $3.9 million, or $0.17 per share, compared to a net profit of $2.5 million, or $0.11 per share, for the fourth quarter 2009 and a net loss of $7.0 million, or $(0.33) per share, for the first quarter of 2009.

Cash at the end of the first quarter 2010 was $27.7 million, an increase of $1.0 million from the prior quarter.  Net inventory was $56.7 million, an increase of $9.7 million, compared to $47.0 million at the end of the fourth quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer stated: “The results of our first quarter of 2010 represent continued revenue and profitability growth for Ultra Clean and we are very pleased that for the second straight quarter we were able to exceed both our revenue and EPS guidance for the quarter.  In addition to the continued growth in the semiconductor capital equipment market we continue to be excited about our growth opportunities in the other related markets we serve. We expect to expand our gross margin as a percent of revenue during the balance of the year through improved manufacturing efficiencies and increased utilization of our Shanghai and Singapore facilities.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “As we move into the second quarter we are very optimistic about our growth in profitability and our expansion into other markets.  Revenue guidance for the second quarter is $95 million to $100 million, with earnings per share in the range of $0.17 to $0.21.”

Ultra Clean will conduct a conference call today, Monday, April 26, 2010, beginning at 2:00 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 800-642-1687 (domestic) and 706-645-9291 (international). The confirmation number for the live broadcast and replays is 68219580 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our second quarter 2010 revenue and earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended January 1, 2010, filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share data)

	For the three months ended
	April 2, 2010		January 1, 2010		April 3, 2009
Sales	$98,467		$72,781		$22,400

Cost of goods sold	86,091		64,324		25,270

Gross profit (loss)	12,376	12.6%	8,457	11.6%	(2,870)	(12.8%)

Operating expenses:
Research and development	1,057		777		916
Sales and marketing	1,633		1,471		1,030
General and administrative	5,063		4,077		5,342
Total operating expenses	7,753	7.9%	6,325	8.7%	7,288	32.5%)

Income (loss) from operations	4,623	4.7%	2,132	2.9%	(10,158)	(45.3%)

Interest and other income (expense), net	(155)		(179)		(195)

Income (loss) before income taxes	4,468		1,953		(10,353)

Income tax provision (benefit)	618		(542)		(3,313)

Net income (loss)	$3,850	3.9%	$2,495	3.4%	$(7,040)	(31.4%)

Net income (loss) per share:
Basic	$0.18		$0.12		$(0.33)
Diluted	$0.17		$0.11		$(0.33)

Shares used in computing
Net income (loss) per share:
Basic	21,501		21,438		21,301
Diluted	22,918		22,630		21,301

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	April 2,	January 1,
ASSETS	2010	2010

Current assets:
Cash and cash equivalents	$27,744	$26,697
Accounts receivable	45,522	34,787
Inventory	56,694	46,976
Other current assets	2,346	6,005
Total current assets	132,306	114,465

Equipment and leasehold improvements, net	7,847	7,450
Purchased intangibles, net	8,987	8,987
Other non-current assets	395	408
Total assets	$149,535	$131,310

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$2,027	$2,008
Accounts payable	54,304	46,098
Other current liabilities	6,948	4,948
Total current liabilities	63,279	53,054

Bank debt and other long-term liabilities	20,402	17,077
Total liabilities	83,681	70,131

Stockholders' equity
Common stock	94,051	93,226
Accumulated deficit	(28,197)	(32,047)
Total stockholders' equity	65,854	61,179
Total liabilities and stockholders' equity	$149,535	$131,310